UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 8, 2004

Limited Brands, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8344	31-1029810

(Commission File Number)	(IRS Employer Identification No.)

Three Limited Parkway Columbus, OH	43230

(Address of Principal Executive Offices)	(Zip Code)

(614) 415-7000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     See “Item 2.03—Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” for a description of the three unsecured credit facilities that Limited Brands, Inc. (the “Company”) entered into with JPMorgan Chase Bank, as administrative agent, JPMorgan Chase Bank, Bank of America, N.A. and Citicorp North America, Inc., as lenders (the “Lenders”), and Bank of America, N.A. and Citicorp North America, Inc., as co-syndication agents on October 6, 2004: (i) a $1 billion 5-year revolving credit facility (the “Revolving Facility”); (ii) a $500 million 5-year term loan facility (the “Term Facility”) and (iii) a $500 million one-year non-amortizing bridge loan facility (the “Bridge Facility”, and collectively with the Revolving Facility and the Term Facility, the “Facilities”). The Company entered into the Facilities in connection with the tender offer by the Company to purchase up to 80,000,000 shares of its common stock as set forth in an Offer to Purchase dated October 7, 2004, and its intention to declare a special dividend of $500 million in the aggregate after completion of the tender offer.

     The Company maintains ordinary banking and investment banking relationships with the Lenders. In addition, the Company retained Banc of America Securities LLC and J.P. Morgan Securities Inc., affiliates of certain of the Lenders, to act as Dealer Managers in connection with the tender offer.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

     On October 6, 2004, the Company entered into the Facilities. The Revolving Facility provides for loans and letters of credit to be issued from time to time at the Company’s request. The Term Facility provides for up to $500 million of loans to be available in a single drawing, which loans will amortize in the third through fifth years in quarterly installments aggregating 20% in the third year, 20% in the fourth year and 60% in the fifth year. The Bridge Facility provides for loans of up to $500 million to be made available in a single drawing and is mandatorily prepayable with the proceeds of any capital markets issuances that the Company makes. No amounts have been borrowed under any of the Facilities, and there is no outstanding balance thereunder, as of the date of this filing.

     The availability of loans (and, in the case of the Revolving Facility, letters of credit) under each of the Facilities is subject to customary conditions, including the absence of any defaults thereunder and the accuracy of the Company’s representations and warranties contained therein.

     The Facilities include representations and warranties, covenants and events of default, including requirements that the Company maintain the ratio of Consolidated Debt (as defined in the Facilities and including six times the Company’s fixed minimum store rent commitments) to Consolidated EBITDAR (as so defined) at 4.0 to 1.0 or less and that the Company maintain the ratio of Consolidated EBITDAR (as so defined) to Consolidated Fixed Charges (as so defined and including interest expense and fixed minimum store rental expense) at 1.75 to 1.0 or more and limitations on liens, subsidiary indebtedness and consolidations, mergers and sales of all or a substantial part of the Company’s consolidated assets.

      Interest on loans under the Facilities will be payable at per annum rates equal, at the Company’s election, to (i) in the case of the Revolving Facility, the LIBO Rate (as defined in the Facilities) plus a margin (ranging from 0.30% to 0.925%, depending on the Company’s senior unsecured debt ratings and the Company’s utilization of the Revolving Facility) or ABR (as defined in the Facilities), (ii) in the case of the Term Facility, the LIBO Rate plus a margin (ranging from 0.50% to 1.125%, depending on such ratings) or ABR plus a margin (ranging from 0% to 0.125%, depending on such ratings) and (iii) in the case of the Bridge Facility, the LIBO Rate plus 0.750% (increasing to 0.875% after six months) or ABR. Fees on letters of credit under the Revolving Facility will accrue at a per annum rate ranging from 0.40% to 0.925% (depending on the Company’s senior unsecured debt ratings) plus a per annum fee payable to the issuers of such letters of credit at rates to be agreed with such issuers. In addition, the Company will pay a facility fee on the commitments under the Revolving Facility (whether or not used) at a per annum rate ranging from 0.10% to 0.20% depending on the Company’s senior unsecured debt ratings. Interest on overdue amounts under the Facilities will accrue at per annum rates that are 2% higher than the rates otherwise applicable to loans under the Facilities.

      Any amounts outstanding under the Facilities may be accelerated and become due and payable immediately and all loan and letter of credit commitments thereunder may be terminated upon an event of default and expiration of any applicable cure period. Events of default include: (i) nonpayment of obligations due under the Facilities, (ii) failure to perform any covenant or agreement contained in the Facilities, (iii) material misrepresentations, (iv) a change of control, (v) failure to pay, or certain other defaults under, other material indebtedness, (vi) certain bankruptcy or insolvency events, (vii) material unpaid judgments and (viii) customary ERISA defaults.

      The description of the provisions of the Revolving Facility, the Term Facility and the Bridge Facility set forth above is qualified in its entirety by reference to the full and complete terms contained in the credit agreements governing those Facilities, which are incorporated herein by reference to exhibits 12(b)(i), 12(b)(ii) and 12(b)(iii), respectively, to the Schedule TO filed by the Company with the Commission on October 7, 2004.

      SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Limited Brands, Inc.

Date: October 11, 2004	By	/s/ Timothy J. Faber

Timothy J. Faber
Vice President, Treasury/Mergers & Acquisitions